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                            ARTICLES OF ORGANIZATION

                                       OF

                               ALADDIN GAMING, LLC

         The undersigned, for the purpose of forming a limited-liability company (the "company"), pursuant to and by virtue of Chapter 86 of Nevada Revised Statutes, hereby adopts, executes and acknowledges the following articles of organization.

                                    ARTICLE I

                                      NAME

         The name of the company is Aladdin Gaming, LLC.

                                   ARTICLE II

                                      TERM

         The latest date upon which the company is to dissolve shall be January 24, 2097.

                                   ARTICLE III

                      REGISTERED OFFICE AND RESIDENT AGENT

         The name of the initial resident agent and the initial address of the registered office where process may be served in the State of Nevada is Schreck Morris, 300 S. Fourth Street, Suite 1200, Las Vegas, Nevada 89101. The company may, from time to time, in the manner provided by Nevada law, change the resident agent and the registered office within the State of Nevada.

                                   ARTICLE IV

                         CONTINUANCE OF COMPANY BUSINESS

         Upon the consent of not less than a majority in interest of the remaining members, the business of the company shall continue on the death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a member or occurrence of any other event which terminates the continued membership of a member in the company.

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                                    ARTICLE V

                                    ORGANIZER

         The name and post office box or street address of the organizer signing these articles of organization is:

       NAME                                ADDRESS

       Ellen L. Schulhofer                 300 S. Fourth Street, Suite 1200
                                           Las Vegas, NV 89101

                                   ARTICLE VI

                     INDEMNIFICATION AND PAYMENT OF EXPENSES

         Section 6.1 Indemnification and Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the company in its operating agreement or by any other agreement, the expenses of members and managers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such member or manager in his or her capacity as a member or manager of the company, must be paid by the company, or through insurance purchased and maintained by the company or through other financial arrangements made by the company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member or manager to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the company.

         Section 6.2 Repeal, Modification and Conflicts. Any repeal or modification of Section 6.1 approved by the members of the company shall be prospective only. In the event of any conflict between Section 6.1 and any other article of the company's articles of organization, the terms and provisions of
Section 6.1 shall control.

                                   ARTICLE VII

                                   MANAGEMENT

         Section 7.1 Number of Managers. The management of the company shall be vested in a manager. The number of managers may be changed from time to time in such manner as shall be provided in the company's operating agreement. The manager or managers shall be elected in the manner prescribed by the company's operating agreement. The manager of managers shall hold the offices and have the responsibilities accorded to them by the members and set forth in the company's operating agreement.

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         Section 7.2 Initial Manager. The name and address of the manager constituting the initial manager of the company, which shall be one (1) in number, is:

      NAME                             ADDRESS

      Aladdin Gaming Corp.             2820 W. Charleston Blvd., Ste.  41
                                       Las Vegas, NV 89102

                                  ARTICLE VIII

                                    PURPOSES

         The character and general nature of the business to be conducted by the company is to operate, manage, and conduct gaming in a gaming casino on or within the premises known as the Aladdin Hotel & Casino and located at 3667 S. Las Vegas Blvd., Las Vegas, Nevada 89109.

                                   ARTICLE IX

                                  RESTRICTIONS

         Section 9.1 Transfer of Interest in the Company. Notwithstanding anything to the contrary expressed or implied in these articles of organization, the sale, assignment, transfer, pledge or other disposition of any interest in the company is ineffective unless approved in advance by the Nevada Gaming Commission. If at any time the Commission finds that a member which owns any such interest is unsuitable to hold that interest, the Commission shall immediately notify the company of that fact. The company shall, within 10 days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his capital account as reflected on the books of the company. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the company, it is unlawful for the unsuitable member: (a) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the company, other than a return of capital as required above;
(b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the company; or (d) to receive any remuneration in any form from the company, for services rendered or otherwise.

         Section 9.2 Determination of Unsuitability. Any member that is found unsuitable by the Nevada Gaming Commission shall return all evidence of any ownership in the company to the company, at which time the company shall, within 10 days, after the company receives notice from the Commission, return to the member in cash, the amount of his capital account as reflected on the books of the company, and the unsuitable member shall no longer have any direct or indirect interest in the company.

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         IN WITNESS WHEREOF, pursuant to Nevada Revised Statutes 86.151, I have executed these articles of organization this 24th day of January, 1997.



                                           /s/ Ellen L. Schulhofer
                                           ------------------------------------
                                           Ellen L. Schulhofer, Esq., Organizer


State of Nevada            )
                           ) ss.
County of Clark            )

         This instrument was acknowledged before me on the 24th day of January, 1997, by Ellen L. Schulhofer, Esq., as organizer of Aladdin Gaming, LLC.


                                           ------------------------------------
                                           Notary Public

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